Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP LOCKS UP LONG-TERM
RELATIONSHIP WITH EXPEDIA

TULSA, Okla., and Bellevue, Wash. - June 21, 2011 - Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) today announced it has extended its relationship with Expedia, Inc. (NSDQ:EXPE), the world’s largest online travel company.  Under the long-term agreement, Expedia.com®, Hotwire.com® and Carrentals.com will continue to offer Dollar Rent A Car and Thrifty Car Rental as preferred car rental brands.

“We are delighted to extend our long-term relationship with Expedia, Inc. so that our value-oriented, leisure brands will continue to be available to a vast audience of discerning customers around the world,” said Scott Thompson, president and CEO of Dollar Thrifty Automotive Group, Inc.  “Dollar Rent A Car and Thrifty Car Rental are leaders in the value car rental space, and Expedia is the world's largest online travel company, making for an ideal match. We think our brands are a great fit for Expedia's customers who understand and appreciate our value proposition.”

“We are pleased to continue offering Dollar Rent A Car and Thrifty Car Rental options to travelers across the globe,” said Greg Schulze, senior vice president of global tour and transport for Expedia®.  “Dollar Thrifty is a valuable supplier to Expedia’s car rental offerings.”

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes more than 100 localized Expedia.com®- and Hotels.com®-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world's fifth largest corporate travel management company; the world's largest travel community TripAdvisor® Media Group; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China's second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor Media Group and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries.  Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries.  Hotwire.com is either a registered trademark or trademark of Hotwire, Inc. in the U.S. and/or other countries.  Other logos or product and company names mentioned herein may be the property of their respective owners.  © 2011 Expedia, Inc.  All rights reserved.  CST: 2029030-50

Contacts:

Financial:	Investor Relations/Media:
H. Clifford Buster III	Kindra Marts
Chief Financial Officer	Executive Director – Investor Relations
(918) 669-3277	(918) 669-2119
kindra.marts@dtag.com

Expedia, Inc. Public Relations
(425) 679-4317
press@expedia.com